Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

              This Confidential Separation Agreement and General Release (“Agreement”) is entered into between ClearOne Inc., together with its existing and future direct and indirect subsidiaries and controlled affiliates (“the Company”), and Zee Hakimoglu (“Employee”) (collectively, the “Parties”).

The Parties agree as follows:

1a.Separation of Employment.  Employee hereby acknowledges that Employee’s employment with the Company is terminated effective May 24, 2022 (the “Separation Date”).  Regardless of whether Employee enters into this Agreement, the Company will pay Employee all accrued wages earned plus accrued but unused paid time off, through and including the Separation Date, less applicable holdings, in accordance with the Company’s regular payroll practices or earlier when required by applicable state law. Provided Employee is already enrolled in Company paid medical benefits coverage, Employee shall continue to receive such coverage through May 31, 2022. If Employee wishes to continue benefits coverage beyond May 31, 2022, Employee must elect such coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Employee understands and agrees that, should Employee elect coverage under COBRA, Employee will be responsible for the full premium costs. Except as expressly provided in this Agreement, Employee will not receive any additional compensation, bonus, severance, commissions, equity or other benefits after the Separation Date from the Company.

1b.Resignation and Transfer of Shares. Employee acknowledges that she was or may continue to be a director, officer, and stockholder in certain subsidiaries or branches of the Company and hereby covenants and agrees that she shall take all appropriate actions to resign as a director and officer and effectuate the transfer of any equity interest of any and all subsidiaries of the Company where she is currently a director, officer, and/or stockholder and shall execute all paperwork and comply with all procedures reasonably necessary to effectuate these resignations and transfer of the equity interest upon a request(s) made by the Company.

2.Consideration to Employee.  Pursuant to this Agreement, Employee is receiving certain severance and other benefits to which Employee would not otherwise be entitled. In exchange for promises by Employee in this Agreement, including but not limited to a release of claims, post-employment restrictive covenants and promise of confidentiality, if Employee signs this Agreement, then Company shall provide to Employee:

a.Severance Payment.   Employee shall receive Severance Pay in the total gross amount of One Hundred Forty Six Thousand One Hundred and Fifty Three Dollars and Eighty Nine Cents only ($146,153.89) (the “Severance Payment”), less applicable taxes and withholdings. Provided Employee does not breach the terms of this Agreement, the Severance Payment will be provided as salary continuation on the Company’s normal payroll dates within fifteen (15) business days following the Effective Date as defined below.

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Employee agrees that the Severance Payment above is consideration for the promises by Employee contained herein and that the Company was not otherwise obligated to make these payments or promises. Employee acknowledges that payment of any amounts to, or on behalf of, Employee under this Agreement does not in any way extend Employee’s employment or continuous service beyond the Separation Date or confer any rights or benefits other than those set forth expressly herein.

3.Release.  In exchange for the consideration described in Section 2 above, Employee and Employee’s representatives, heirs, successors and assigns completely release and forever discharge the Company and any present or past affiliates of the Company, and its and their present and former shareholders, officers, directors, members, agents, employees, attorneys, insurers, employee benefit plans and their administrators, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, and liabilities of every kind, known or unknown, which Employee may now have or has ever had up through the date Employee signs this Agreement.  This release of claims includes, but is not limited to, all claims arising out of Employee’s employment with the Company and the termination of that employment, whether based on tort, contract (expressed or implied), or any federal, state, or local law, regulation or ordinance (collectively, “Released Claims”).  By way of example only, Released Claims include any claims arising under Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, the Occupational Safety and Health Act, the Americans with Disabilities Act as amended, the Uniformed Services Employment and Reemployment Rights Act, the Davis-Bacon Act, the Walsh-Healey Act, the Employee Retirement Income Security Act (other than claims for vested benefits), Executive Order 11246, the Worker Adjustment and Retraining Notification Act, and any other federal, state or local statute, regulation or ordinance governing the employment relationship.  This release further includes any claims asserting negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, claims related to disability, any and all claims for wages, commissions, compensation, reimbursement, disbursements, bonuses, benefits, vacation, penalties and any other claims arising under or related to employment laws or regulations.  Employee likewise releases the Released Parties from any and all obligations for attorneys’ fees and other legal costs incurred in regard to the above claims or otherwise. This Release covers all waivable claims including those not specifically mentioned in this Agreement.

4.Waiver of Unknown Claims. The Parties understand and agree the Release in Section 3 includes not only claims presently known to Employee, but also all unknown or unanticipated claims, rights, demands, actions, obligations, and liabilities of every kind  that are covered by the Release. Employee understands that Employee may later discover facts different from what Employee now believes to be true, which, if known, could have materially affected Employee’s decision to sign this Agreement, but Employee nevertheless waives any claims or rights based on such different or additional facts.

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5.No Claims Filed; Covenant Not to Sue.  Employee affirms that Employee has not filed nor caused to be filed, and is not presently a party to, any lawsuits or arbitrations against any Released Party in any forum.  Employee also promises not to sue or participate in any lawsuit against the Company or any other Released Party, either individually or as a class member or a claimant in a collective action, alleging any claim covered by the Release in Section 3 above.  However, nothing in this Section 5 prevents Employee from filing a suit to enforce this Agreement. Consequences of breaching this Section 5 are described below under Effect of Breach.

6.Release Exclusions and Additional Employee Protections. Released Claims do not include: Employee’s rights to any vested retirement benefits or other accrued benefit to which Employee is already entitled including prior vested Awards under the Company’s Equity Incentive Plan; claims for workers’ or unemployment compensation; claims that arise after the date Employee signs this Agreement; claims to enforce this Agreement; Employee’s rights to indemnity under the Company’s Officer’s and Directors’ Indemnity Agreement with Employee, and any other claims that cannot lawfully be waived. In addition, nothing in any part of this Agreement limits Employee’s rights to: file a charge with, provide information to, or participate in an investigation or proceeding conducted by any federal, state or local government agency responsible for enforcing any law; report possible violations of any law or regulation to any such agency; or make other disclosures protected under whistleblower provisions of any law or regulation. Notwithstanding the above, Employee expressly waives all rights to recover money or other individual relief in connection with any administrative or court action related in any way to any claim covered by the Release in Section 3, whether brought by Employee or on Employee’s behalf. However, Employee may recover money properly awarded by the U.S. Securities and Exchange Commission as a reward for providing information to that agency.

7.Taxes and Indemnification.  Employee agrees to pay all taxes (other than payroll taxes) found to be owed based upon the Severance Payment made under this Agreement. Employee understands and agrees that the Company may file any necessary tax documentation regarding payments made under this Agreement.  Employee and the Company acknowledge that nothing herein constitutes tax advice to the other Party.

8.Employee Representations.  Employee represents and warrants that she has: (i) been paid all compensation owed (including, but not limited to, overtime and bonus compensation) for all hours worked; (ii) received all the leave and leave benefits and protections for which Employee was eligible, under the Family and Medical Leave Act or otherwise; and (iii) not suffered any on-the-job injury for which Employee has not already filed a claim. In addition, it is Company policy to encourage reporting within the Company all possible violations of any law, and no one has interfered with Employee’s reporting of any such violations.

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9.        Post-Employment Restrictive Covenants.

a.Non-Competition.  For a period of one (1) year commencing on Employee’s Separation Date (the “Restriction Period”), Employee covenants and agrees that Employee shall not directly or indirectly: (i) engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); or (ii) assist anyone else in engaging in Competitive Activity within the Prohibited Territory.  Nothing herein shall prohibit Employee from being a passive owner of not more than one percent (1%) of the outstanding securities of any publicly traded company engaged in the Business (as defined below).  For purposes of this Agreement, “Competitive Activity” shall mean competing against the Company by performing the same or similar work as Employee performed on behalf of the Company at any time during the last twelve (12) months of employment with the Company, in any executive or upper management capacity, and/or in any capacity in which Employee would use, reference or disclose Confidential Information, in a Prohibited Territory for an entity engaged in the Business.  “Business” shall mean (i) any business related to the provision of audio and video solutions and cloud-based collaboration services for professional home offices and commercial environments ; and (ii) any other business that the Company or any of its affiliates is conducting or is considering conducting by virtue of management executives having held internal strategy discussions and/or discussions with members of the board regarding the same prior to the time Employee’s employment is terminated, and of which Employee is aware.  “Prohibited Territory” shall mean any state in which Employee, on behalf of the Company, at any time during the last twelve (12) months of employment with the Company, did business in the United States.  Employee and the Company agree that the geographic scope is appropriate due to the breadth of the Company’s operations.

b.         Non-Solicitation, Confidentiality and Inventions Assignment.

(i) Non-Solicitation.  Employee covenants and agrees that for a period of one (1) year commencing on Employee’s Separation Date (the “Limitation Period”), Employee shall not, directly or indirectly, (i) influence or attempt to influence or solicit any employees or independent contractors of the Company or any of its affiliates, with whom Employee worked or about whom Employee had access to Confidential Information, to restrict, reduce, sever or otherwise alter their relationship with the Company or such affiliates, (ii) solicit or induce, or attempt to solicit or induce, any person that is then a Restricted Customer of the Company, or any of its affiliates to cease being a client or customer of the Company or any of its affiliates or to divert all or any part of such person’s business from the Company or any of its affiliates,  or (iii)  assist any other person in any way to do, or attempt to do, anything prohibited by any of the foregoing.  “Restricted Customer” shall mean: (a) any customer of the Company with whom Employee had contact or communications at any time during Employee’s last twelve (12) months as a Company employee; (b) any customer of the Company for whom Employee supervised the Company’s account or dealings at any time during Employee’s last twelve (12) months as a Company employee; and/or (c) any customer of the Company about whom Employee obtained any Confidential Information during Employee’s last twelve (12) months as a Company employee.

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(ii)       Confidentiality.  Employee shall not, at any time after the Separation Date directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below).  “Confidential Information” means any information with respect to the Company or any of its affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public at the time Employee is entering into this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by law, court order or other legal or regulatory process and Employee gives the Company prompt written notice and the opportunity to seek a protective order.  For the avoidance of doubt, Employee understands that pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing contained in this Agreement shall limit Employee’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.  Further, nothing in this Agreement shall be deemed to preclude Employee from testifying truthfully under oath if Employee is required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally-required truthful statements or disclosures.

(iii)  Work for Hire; Assignment of Inventions.

(a)  Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

(b)  Employee agrees that any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Employee created, conceived, developed or made, either alone or in conjunction with others during her employment with the Company and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Employee or any of Employee’s assignees.  Employee and Employee’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

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(c)  Employee further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns.  In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Employee’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Employee’s physical or mental incapacity, or for any other reason whatsoever, Employee irrevocably designates and appoints the Secretary of the Company as Employee’s attorney in fact to act on Employee’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.  Employee also hereby forever waives and agrees never to assert any and all Moral Rights (as defined below) that Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company.  “Moral Rights” mean any right to claim authorship of an Invention, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

10.Return of Company Property.  Within ten (10) calendar days following Employee’s Separation Date, Employee or Employee’s personal representative shall return all property of the Company and its affiliates in Employee’s possession, including but not limited to all Company-owned computer equipment (hardware and software), smart phones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its affiliates, its customers and clients or its prospective customers and clients.  Anything to the contrary notwithstanding, Employee shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Employee’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Employee’s employment, or termination thereof, with the Company which Employee received in Employee’s capacity as a participant.

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11.Cooperation.  For two (2) years following Employee’s Separation Date, Employee shall give Employee’s reasonable assistance and cooperation, upon reasonable advance notice, in any matter relating to Employee’s position with the Company and its affiliates, or Employee’s knowledge as a result thereof as the Company may reasonably request, including Employee’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or an affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which Employee was involved or had knowledge by virtue of Employee’s employment with the Company (i.e: “litigation related matters”), in all cases on schedules that are reasonably consistent with Employee’s other permitted activities and commitments.  Such requests for assistance and cooperation with regard to litigation related matters shall be without limitation but requests for cooperation on non-litigation related matters shall not exceed ten (10) hours per month.   Employee shall be reimbursed for all travel-related and other reasonably incurred expenses relating to Employee’s performance of Employee’s obligations under this Section.

12.Remedies.  It is specifically understood and agreed that any breach of the provisions of Sections 9-11 of this Agreement may result in irreparable injury to the Company and that the remedy at law alone may be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a material breach or threatened material breach of Sections 9-11, the Company shall be entitled in accordance with the procedures and standards provided under applicable law to enforce the specific performance of this Agreement by Employee and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.

13.Confidentiality.  Employee agrees that this Agreement is confidential and shall never be disclosed by Employee to anyone except: (i) as may be required by law; and (ii) to Employee’s spouse, attorney and/or tax and financial advisors, provided any of them first agrees to keep this information confidential. Employee also agrees that a disclosure by any of them to anyone would be a disclosure by Employee. If Employee is compelled by subpoena or court order to disclose this Agreement or its contents, then before such disclosure Employee will immediately provide the Company a copy of such judicial order or subpoena, by overnight delivery and e-mail, to Teri Lee, 5225 Wiley Post Way, Suite 500, Salt Lake City, Utah 84116, Teri.Lee@clearone.com.  Except as required by law, Employee agrees to provide the Company seven (7) business days to intervene (to assert what rights it may have to prevent disclosure) before responding to the order or subpoena.

14.Nondisparagement. Employee will not disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, whether orally, in writing, or through electronic means such as social media websites, blog posts or emails; provided, however, that Employee may respond accurately and fully to any inquiry or request for information when required by legal process.

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15.Non-Admission.  This Agreement is intended to facilitate an amicable separation of Employee’s employment with the Company and is not intended and shall not be construed as an admission of wrongdoing by either Party.

16.Effect of Breach; Forfeiture of Payments/Attorney’s Fees. In addition to injunctive relief detailed in Section 12, if Employee breaches Sections 9-12, and 14 of this Agreement, the Company’s obligations to provide Employee the Severance Payment above (except for $200) shall cease immediately, and Employee will be required to repay to the Company all of the Severance Payment received by Employee except for $200.  Additionally, if Employee breaches this Agreement, the Company shall be entitled to preliminary and permanent injunctive relief plus reasonable and necessary attorneys’ fees the Company incurs in enforcing this Agreement, unless otherwise expressly provided elsewhere in this Agreement, plus any additional relief determined to be appropriate.

17.Time to Consult, Consider and Revoke.  Employee agrees that:

•Employee is hereby advised to consult with an attorney before signing this Agreement;

•Employee is not relying on any representations by any representative of the Company concerning the meaning of this Agreement that does not appear within this document;

•Employee understands that Employee is being given twenty (21) calendar days to consider this Agreement before signing it. If Employee signs this Agreement before the full 21 days expires, Employee is knowingly and voluntarily waiving the remainder of the 21-day consideration period.  Employee acknowledges that the Company has not asked Employee to sign the Agreement before the 21 days expires and has not made any threat or promise to induce Employee to do so.

•After Employee signs this Agreement, Employee will have seven (7) calendar days to revoke it if Employee changes Employee’s mind.  If Employee wants to revoke the Agreement, Employee should send or deliver a written revocation notice to Teri Lee, 5225 Wiley Post Way, Suite 500, Salt Lake City, Utah 84116, and email Teri.Lee@clearone.com, within seven (7) business days after Employee signs the Agreement.  Please note that Employee will not be entitled to receive the Severance Pay or other benefits described above if Employee revokes Employee’s acceptance.

18.Integration.  Employee acknowledges that this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes any other agreements and understandings among Employee, the Company and any other Released Party, whether written or oral, express or implied, regarding Employee’s employment, termination and benefits.  However, the two stock option agreements the Employee entered into with the Company prior to this Agreement are not superseded by this Agreement. Employee has not relied on any statement or promises by anyone other than those contained in this Agreement, and has entered into this Agreement knowingly without reliance upon any other representation, promise, or inducement not set forth herein.

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19.Transfer of Claims.  Employee has not assigned, transferred, or purported to assign or transfer to any person or entity any claims released under Section 3 above.  Employee agrees to indemnify and hold the Released Parties harmless against all rights, claims, warranties, demands, debts, obligations, liabilities, costs, legal costs (including attorneys’ fees) or judgments based on or arising out of any such assignment or transfer.  Employee further warrants that nothing prohibits Employee from entering into this Agreement.

20.Binding Effect.  This Agreement shall bind and inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, current and future affiliates, and predecessors, as well as any Released Party. This Agreement shall not benefit any other person or entity except as specified in this Agreement.

21.Sufficiency of Consideration; Severability.  Employee agrees that the Severance Payment and other benefits provided to Employee hereunder is good and valuable consideration for Employee’s signing of this Agreement.  Should a court of competent jurisdiction determine that the Release in Section 3 above is invalid, void or unenforceable, then Employee agrees the Company’s obligations under this Agreement are null and void and Employee shall return to the Company the Severance Payment and any other payments or consideration provided to Employee hereunder. If any other provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force. In the event of a final, non-reviewable, non-appealable determination that any provision in this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed to be modified or reformed by the Court to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances.

22.Governing Law, Interpretation, Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to its choice of law principles.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party for any reason. Any and all disputes between the parties arising from or related to this Agreement shall be exclusively heard and determined before a federal or state court located in Salt Lake City County, Utah.  The parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of the Agreement and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

23.No Waiver.  No waiver of any claim for breach or other rights under this Agreement shall be deemed a broader waiver unless the broader waiver is acknowledged in a writing executed by the waiving Party.

24.Headings.  Headings in this Agreement are for reference purposes only and shall not in any way affect the Agreement’s meaning or interpretation.

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25.Electronic Transmissions and Counterparts.  This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed copies shall constitute one Agreement, binding on all the Parties hereto, even though the Parties are not signatories to the original or same counterpart.

26.Acceptance.   To accept this Agreement, Employee must sign and date below and return  the Agreement within 21 days to: Teri Lee, 5225 Wiley Post Way, Suite 500, Salt Lake City, Utah 84116 (Email: Teri.Lee@clearone.com).

[signatures on the next page]

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Employee represents and warrants that Employee has read this Agreement in its entirety, has been offered twenty-one (21) days to review the Agreement, has been advised to consult with an attorney, fully understands all Agreement terms, and voluntarily and knowingly accepts those terms.

EMPLOYEE: Zee Hakimoglu /s/ Zeynep Hakimoglu Signature Date: August 9, 2022	CLEARONE INC By: /s/ Derek Graham Derek Graham, CEO Date: August 15, 2022

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